FOR IMMEDIATE RELEASE
McCormick & Company Acquires Botanical Food Company, a Global Leader in Chilled Convenient Herbs
SPARKS, Md., April 19, 2016 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has purchased 100% of the shares of Botanical Food Company, Pty Ltd, a privately held company based in Australia that manufactures and sells the Gourmet Garden brand of packaged herbs (“Gourmet Garden”).

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Gourmet Garden is a global market leader in chilled convenient packaged herbs. Annual sales are approximately 70 million Australian dollars ($53 million U.S. dollars) and growing at a double-digit rate.

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Gourmet Garden’s closer to fresh products complement McCormick’s existing branded herb portfolio with the addition of chilled convenient herbs located in the perimeter of the grocery store. McCormick plans to drive sales of the Gourmet Garden brand by expanding global distribution and building awareness with increased brand investment.

•	McCormick has acquired the business for a cash payment of approximately 150 million Australian dollars ($114 million U.S. dollars), subject to certain closing adjustments.
Lawrence E. Kurzius, President and Chief Executive Officer, stated, “We are pleased to expand our portfolio of leading brands around the world with the addition of Gourmet Garden. As a global market leader in chilled convenient packaged herbs, Gourmet Garden exports its products to 15 countries with the largest market being the United States. We anticipate strong growth for these products, particularly in the U.S. and key international markets where consumers appreciate the value and accessibility of cooking with a more convenient flavoring alternative. The Gourmet Garden brand offers a more convenient alternative to consumers who currently buy fresh herbs. The owners and employees of Gourmet Garden have built a great business, and we look forward to working with them to achieve continued success.”
Founded in Australia in 1999, Gourmet Garden has approximately 200 employees and a modern manufacturing facility located in Queensland, Australia. McCormick expects to work with the current management of Gourmet Garden to continue to drive double-digit sales growth for the next several years through expanded distribution, increased brand marketing and greater household penetration. Currently, more than 90% of Gourmet Garden sales are to retail customers located in North America and Australia.
The purchase price for Gourmet Garden is approximately 150 million Australian dollars ($114 million U.S. dollars), subject to certain closing adjustments. Based on the purchase price of approximately 150 million Australian dollars the transaction multiple is expected to be approximately 12 times EBITDA (earnings before interest, tax, depreciation and amortization). Due to the estimated impact of transaction and integration costs, McCormick expects no earnings per share impact in 2016. In 2017, McCormick expects the acquisition to be fully accretive.

Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "may," "will," "expect," "should," "anticipate," "intend," "believe" and "plan." These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased use of private label or other competitive products; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber-attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com